Exhibit 10.09

AMENDED AND RESTATED SECURED BALLOON PAYMENT PROMISSORY NOTE

$4,375,000.000	November 26, 2001

     This Amended and Restated Secured Balloon Payment Promissory Note (the “Note”) documents the amendment of the Secured Balloon Payment Promissory Note dated as of February 17, 2000 to eliminate the accrual of interest on the Note in accordance with the terms hereof for so long as Stephen M. Bennett is an Intuit employee providing substantial services.

     1. Borrowers’ Promise to Pay. FOR VALUE RECEIVED, the undersigned STEPHEN M. BENNETT and MARSHA C. JORDAN, husband and wife (collectively “Borrowers”), jointly and severally promise to pay to the order of INTUIT INC., a Delaware corporation (“Intuit”), at 2550 Garcia Avenue, Mountain View, California 94043, Attention: Corporate Comptroller, in lawful money of the United States of America, without offset or deduction, on or before February 17, 2010 (the “Maturity Date”), the principal amount of FOUR MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($4,375,000.00), with interest as set forth herein. The address for receipt of payments hereunder may be changed at any time by the Note holder upon ten (10) days’ written notice to Borrowers.

     2. Purpose of Loan. The loan evidenced by this Note is being made for the sole and exclusive purpose of assisting Borrowers with the purchase of residential real property located at ______________________________, California (the “Property”). The Property is the new principal residence of Stephen M. Bennett, an employee of Intuit, acquired in connection with his relocation to a new principal place of work. Borrowers acknowledge that the benefits of this loan are not transferable.

     3. Payments of Interest and Principal.

          a. Accrual of Interest. From the date of disbursement of the loan through July 31, 2000, the date Borrowers made their first payment of accrued interest, this Note accrued interest on the principal balance outstanding from time to time at the rate of six and seventy-seven one-hundredths percent (6.77%) per annum, compounded annually. From August 1, 2000 through the date that Stephen M. Bennett ceases to be an employee of Intuit providing substantial services, no interest shall accrue under the Note. Effective on the date Stephen M. Bennett ceases to provide substantial services as an Intuit employee, this Note shall accrue interest on the principal balance outstanding from time to time at the rate of six and seventy-seven one-hundredths percent (6.77%) per annum, compounded annually.

          b. Payment of Interest. Subject to the terms of Paragraphs 6 and 7 below, Borrowers shall pay to the Note holder, on or prior to September 30, 2000 and on each September 30th thereafter through the term of this Note, all interest then accrued and unpaid.

          c. Payment of Principal. Subject to the terms of Paragraphs 6 and 7 below, Borrowers shall pay to the Note holder, on the Maturity Date, the entire then-outstanding principal balance of the loan.

          d. General. Subject to the foregoing, the entire then-outstanding principal balance, all interest then accrued and unpaid, plus any other sums then due hereunder,

shall be due and payable to the Note holder on the Maturity Date set forth herein. In the event any sum due hereunder is not paid when due, interest shall be payable on the unpaid amount, commencing at the date payment was due and continuing until paid, at the rate of ten percent (10%) per annum. Payments shall be applied first to interest accrued and then to the principal balance. However, in no event shall the rate of interest payable under this Note exceed the maximum rate permitted by applicable law, and if any payment in the nature of interest shall cause the maximum rate to be exceeded, the portion of the payment in excess of the maximum rate shall be applied to reduce the principal balance. Interest payments for periods less than a year shall be prorated based on a 360-day year.

     4. Right to Prepay. Provided Borrowers are not then in default hereunder, Borrowers shall have the right to prepay all or any part of the outstanding unpaid principal at any time without notice and without any prepayment charge.

     5. Security. This Note is secured by a senior deed of trust dated February 17, 2000 (the “Deed of Trust”) in favor of Intuit covering the Property, executed by Borrowers. The Deed of Trust was recorded in the Office of the County Recorder of San Mateo County, California on February 18, 2000 as Document No. ____________. Borrowers agree that all terms, covenants and conditions of the Deed of Trust are made a part of this Note.

     6. Events Triggering Immediate Repayment. In the event (i) either of Borrowers’ names is removed from record ownership of the Property for any reason, including, without limitation, as a result of divorce; or (ii) Borrowers transfer the Property or any part thereof, or any interest therein is sold, agreed to be sold, conveyed or alienated, by operation of law or otherwise, then, in each case, the entire principal balance of this Note and all accrued interest, and irrespective of the Maturity Date set forth herein, shall become immediately due and payable.

     7. Additional Events Triggering Acceleration. In the event Stephen M. Bennett ceases for any reason, to be employed by Intuit Inc. or any of its subsidiary companies by virtue of an Involuntary Termination, a Voluntary Termination, a Termination for Cause, a Termination without Cause, or a Termination for Death or Disability, then the entire principal balance of this Note and all accrued interest shall become due and payable on the earlier to occur of (i) two (2) years from the date of the Involuntary Termination, the Termination without Cause, or the Termination for Death or Disability, or ninety (90) days from the date of Termination for Cause or the Voluntary Termination, as applicable, or (ii) the Maturity Date. All capitalized terms used in this Paragraph 7 and not otherwise defined in this Note shall have the meanings ascribed to them in that certain employment agreement entered into by and between Intuit and Stephen M. Bennett dated January 21, 2000 and amended as of January 17, 2001 and October 23, 2001.

     8. Insurance. Borrowers agree to keep the Property insured against loss until this loan is repaid in full with, if requested by the Note holder, a loss payable clause in favor of the Note holder.

     9. Default.

          a. Events of Default. Borrowers shall be in default under this Note if any of the following happen:

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i) Borrowers do not pay the full amount of each payment required under this Note within five (5) days of the date when due, or fail to comply with any terms or conditions set forth in this Note; or

ii) Borrowers fail to comply with any terms or conditions set forth in the Deed of Trust; or

iii) Borrowers (or either of them) voluntarily file bankruptcy or seek legal relief from any debts under any state or federal law or if someone brings an involuntary petition in bankruptcy against them (or either of them).

          b. Rights of Note Holder Upon Default. If Borrowers are in default, then the entire balance of this Note, including all accrued interest, and irrespective of the Maturity Date set forth herein, at the option of the Note holder, shall become immediately due and payable and Note holder shall have all rights and remedies in this Note, the Deed of Trust, and at law and in equity. Borrowers promise to pay to the Note holder all costs, charges and expenses, including attorneys’ fees, incurred in collection of the amounts due under this Note, whether by foreclosure of the Deed of Trust or by other legal proceedings or otherwise.

     10. Borrowers’ Waivers. Acceptance of any payment after default shall not constitute a waiver of any such default. Any extension of time of payment of any amounts due hereunder shall not affect the liability of Borrowers, who hereby jointly and severally waive demand, presentment for payment, notice of nonpayment, protest and notice of protest.

     11. California Civil Code §2966. This Note is subject to Section 2966 of the California Civil Code, which provides that the holder of this Note shall give written notice to the Borrowers, or their successors in interest, of prescribed information at least 90 and not more than 150 days before any balloon payment is due.

     12. Entire Agreement. This Note contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior written or oral agreements between the parties with respect to the subject matter hereof, and no addition to or modification of any term or provision shall be effective unless set forth in writing, signed by all the parties hereto. Time is of the essence for the performance of each and every covenant of Borrowers hereunder.

     13. California Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

     By executing this Note, Borrowers each agree that he or she has received a fully completed copy of this Note.

BORROWERS:

/s/ Stephen M. Bennett	/s/ Marsha C. Jordan

STEPHEN M. BENNETT	MARSHA C. JORDAN

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